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                                  EXHIBIT 5.1









                              January 9, 1998




IMPCO Technologies, Inc.
16804 Gridley Place
Cerritos, California 90703

       Re:  1997 Incentive Stock Option Plan
            Registration on Form S-8

Ladies/Gentlemen:

    In connection with the Registration Statement on Form S-8 to be filed on or about January 12, 1998 by IMPCO Technologies, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, you have requested us to provide our opinion as to the legality of 750,000 shares of common stock, par value $.001 per share, of the Company (the "Shares") being registered thereunder. We have reviewed the Company's Certificate of Incorporation, as amended, Bylaws, as amended, and such records of the Company's corporate proceedings as reflected in the minute books, and other matters as we have deemed appropriate for this opinion. In our examination, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies thereof.

    Based upon the foregoing, we are of the opinion that:

    1. The Shares when issued pursuant to the provisions of the Company's 1997 Incentive Stock Option Plan (the "Plan") will be validly issued, fully paid and nonassessable.

    2. The Plan is not subject to the requirements of the Employee Retirement Income Security Act ("ERISA").

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    We hereby consent to the use of this opinion letter as an exhibit to the above mentioned Registration Statement.

                                        Very truly yours,

                                        /s/Davis Wright Tremaine LLP
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                                        DAVIS WRIGHT TREMAINE LLP